Invesco PowerShares

powerSHARES®
Xchange Traded Notes™

Filed pursuant to Rule 433 | Registration Statement 333-137902 | Dated 7 July 2008

PowerShares DB Exchange-Traded Notes (ETNs)

Long, short and leveraged exposure to commodities

Commodity

- **DYY** PowerShares DB **Commodity Double Long** ETN
- **DPU** PowerShares DB **Commodity Long** ETN
- **DDP** PowerShares DB **Commodity Short** ETN
- **DEE** PowerShares DB **Commodity Double Short** ETN

Agriculture

- **DAG** PowerShares DB **Agriculture Double Long** ETN
- **AGF** PowerShares DB **Agriculture Long** ETN
- **ADZ** PowerShares DB **Agriculture Short** ETN
- **AGA** PowerShares DB **Agriculture Double Short** ETN

Base Metals

- **BDD** PowerShares DB **Base Metals Double Long** ETN
- **BDG** PowerShares DB **Base Metals Long** ETN
- **BOS** PowerShares DB **Base Metals Short** ETN
- **BOM** PowerShares DB **Base Metals Double Short** ETN

Gold

- **DGP** PowerShares DB **Gold Double Long** ETN
- **DGZ** PowerShares DB **Gold Short** ETN
- **DZZ** PowerShares DB **Gold Double Short** ETN

Crude Oil

- **DXO** PowerShares DB **Crude Oil Double Long** ETN
- **OLO** PowerShares DB **Crude Oil Long** ETN
- **SZO** PowerShares DB **Crude Oil Short** ETN
- **DTO** PowerShares DB **Crude Oil Double Short** ETN

Commodity Universe

	Wheat	Corn	Soybeans	Sugar	Lt. Swt. Crude Oil	Heating Oil	Gold	Copper	Zinc	Aluminum
Commodity	√	√			√	√	√			√
Agriculture	√	√	√	√						
Base Metals								√	√	√
Crude Oil					√					
Gold							√			

About PowerShares DB ETNs

PowerShares DB ETNs are the first exchange-traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world.

PowerShares DB ETNs are unsecured debt securities issued by Deutsche Bank AG, London Branch that are linked to a total return version of the Deutsche Bank Liquid Commodity Index. Investors can buy and sell PowerShares DB ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

To stay informed about the growing family of long, short and leveraged PowerShares DB ETNs or to request a prospectus call 800.983.0903 | 877.369.4617 or visit powersharesetns.com | dbfunds.db.com/notes.

As of 7 July 2008

PowerShares DB Exchange-Traded Notes

Long, short and leveraged exposure to commodities

ETN Name	Leverage	Ticker	IIV	CUSIP	Inception Date	Maturity Date	Index Symbol
PowerShares DB Commodity Double Long ETN	+2x	DYY	DYYIV	25154H475	4/28/08	4/01/38	DBLCOYER
PowerShares DB Commodity Long ETN	+1x	DPU	DPUIV	25154H459	4/28/08	4/01/38	DBLCOYER
PowerShares DB Commodity Short ETN	-1x	DDP	DDPIV	25154H467	4/28/08	4/01/38	DBLCMACL
PowerShares DB Commodity Double Short ETN	-2x	DEE	DEEIV	25154H483	4/28/08	4/01/38	DBLCMACL
PowerShares DB Agriculture Double Long ETN	+2x	AGA	AGAIV	25154H558	4/14/08	4/01/38	DBLCYEAG
PowerShares DB Agriculture Long ETN	+1x	DAG	DAGIV	25154H533	4/14/08	4/01/38	DBLCYEAG
PowerShares DB Agriculture Short ETN	-1x	ADZ	ADZIV	25154H541	4/14/08	4/01/38	DBLCYEAG
PowerShares DB Agriculture Double Short ETN	-2x	AGF	AGFIV	25154H566	4/14/08	4/01/38	DBLCYEAG
PowerShares DB Base Metals Double Long ETN	+2x	BDD	BDDIV	25154K841	6/16/08	6/01/38	DBBMIX
PowerShares DB Base Metals Long ETN	+1x	BDG	BDGIV	25154K825	6/16/08	6/01/38	DBBMIX
PowerShares DB Base Metals Short ETN	-1x	BOS	BOSIV	25154K833	6/16/08	6/01/38	DBBMIX
PowerShares DB Base Metals Double Short ETN	-2x	BOM	BOMIV	25154K858	6/16/08	6/01/38	DBBMIX
PowerShares DB Gold Double Long ETN	+2x	DGP	DZZIV	25154H756	2/27/08	2/15/38	DGLDIX
PowerShares DB Gold Short ETN	-1x	DGZ	DGZIV	25154H731	2/27/08	2/15/38	DGLDIX
PowerShares DB Gold Double Short ETN	-2x	DZZ	DZZIV	25154H749	2/27/08	2/15/38	DGLDIX
PowerShares DB Crude Oil Double Long ETN	+2x	DXO	DXOIV	25154K882	6/16/08	6/01/38	DBOLIX
PowerShares DB Crude Oil Long ETN	+1x	OLO	OLOIV	25154K886	6/16/08	6/01/38	DBOLIX
PowerShares DB Crude Oil Short ETN	-1x	SZO	SZOIV	25154K874	6/16/08	6/01/38	DBOLIX
PowerShares DB Crude Oil Double Short ETN	-2x	DTO	DTOIV	25154K809	6/16/08	6/01/38	DBOLIX

General ETN details

Unit Price at listing	$25.00
Listing exchange	NYSE Arca, Inc.
Yearly investor fee	0.75%

Issuer details

Issuer	Deutsche Bank AG, London Branch Long-term Unsecured Obligations
S&P/Moody's rating	AA/Aa1

To stay informed about the growing family of long, short and leveraged PowerShares DB ETNs or to request a prospectus call 800.983.0903 | 877.369.4617 or visit powersharesetns.com | dbfunds.db.com/notes.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are unsecured obligations of Deutsche Bank AG, London Branch and the amount due on The PowerShares DB ETNs is entirely dependant on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of The PowerShares DB ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in The PowerShares DB ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your Power Shares DB ETNs even if the value of the relevant index has increased. If at any time the redemption value of The PowerShares DB ETNs is zero, your investment will expire worthless. An investment in the PowerShares DB ETNs may not be suitable for all investors.

The PowerShares DB ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of units that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB ETNs. Sales in the secondary market may result in losses.

The Power Shares DB Commodity, Agriculture, Base Metals, Gold and Crude Oil ETNs are concentrated in commodities, agriculture, base metals, gold and crude oil, respectively. The market value of the PowerShares DB ETNs may be influenced by many unpredictable factors, including, among other things, volatile of commodities prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture, Gold, Base Metals and Crude Oil ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Commodity Double Long, Commodity Double Short, Agriculture Double Long, Agriculture Double Short, Base Metals Double Long, Base Metals Double Short, Gold Double Long, Gold Double Short, Crude Oil Double Long and Crude Oil Double Short ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Shares are not FDIC insured, have no bank guarantee and may lose value.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objectives, risks, charges and expenses carefully before investing.

© 2008 Invesco PowerShares Capital Management LLC
P-DB-ETN-FLY-1 07/08 powersharesetns.com 800.983.0903